Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REGADO BIOSCIENCES, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Regado Biosciences, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware and formerly known as “Quartet Biosciences, Inc.,” hereby certifies as follows:

1. The name of the Corporation is Regado Biosciences, Inc. The Corporation’s original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 19, 2001 and amended on April 5, 2002, March 10, 2003 and March 7, 2005 and restated on November 19, 2004, July 27, 2005, March 15, 2007 and December 17, 2009.

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Fifth Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

3. The terms and provisions of this Fifth Amended and Restated Certificate of Incorporation have been duly approved by written consent of the stockholders of the Corporation pursuant to Subsection 228(a) of the General Corporation Law of the State of Delaware.

4. The text of the Fifth Amended and Restated Certificate of Incorporation reads in its entirety as follows:

Article I. Name

The name of the Corporation shall be Regado Biosciences, Inc.

Article II. Registered Office and Agent

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent is The Corporation Trust Corporation.

Article III. Purpose and Powers

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”). The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the DGCL.

Article IV. Capital Stock

A. Classes of Stock.

The Corporation is authorized to issue two (2) classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of capital stock that this Corporation shall have authority to issue is Four Hundred Forty Million One Hundred Forty-Four Thousand Ninety-Eight (440,144,098) shares. The total number of shares of Common Stock this Corporation shall have authority to issue is Two Hundred Forty-One Million Seven Hundred Eighty Thousand Seven Hundred Ninety-Nine (241,780,799) shares, $0.001 par value per share (the “Common Stock”). The total number of shares of Preferred Stock this Corporation shall have authority to issue is One Hundred Ninety-Eight Million Three Hundred Sixty-Three Thousand Two Hundred Ninety-Nine (198,363,299) shares, $0.001 par value per share, of which (a) Five Million Seven Hundred Ninety-Eight Thousand One Hundred Seventy-Eight (5,798,178) shares shall be designated Series A Preferred Stock (the “Series A Preferred Stock”), (b) Sixteen Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Five (16,666,665), shares shall be designated Series B Preferred Stock (the “Series B Preferred Stock”) (c) Seventeen Million Thirty-Seven Thousand Thirty-Seven (17,037,037) shares shall be designated Series C Preferred Stock (the “Series C Preferred Stock”), (d) Seventy-One Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (71,666,667) shares shall be designated Series D Preferred Stock (the “Series D Preferred Stock”), and (e) Eighty-Seven Million One Hundred Ninety-Four Thousand Seven Hundred Fifty-Two (87,194,752) shares shall be designated Series E Preferred Stock (the “Series E Preferred Stock,” and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock, the “Series Preferred Stock”).

B. Common Stock.

1. Except as otherwise required by applicable law, the holders of the Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

2. The holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock, provided that any such dividends shall be awarded equally, on a per share basis, to the holders of Common Stock and no dividends shall be declared or paid on shares of Common Stock until all dividends accrued on the Series E Preferred Stock shall have been declared and paid in full other than as set forth herein.

3. Subject to the provisions of Article IV.D.3(c) and Article IV.D.3(d) below, the number of authorized shares of Common Stock of the Corporation may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of holders of a majority of the capital stock of the Corporation entitled to vote, voting together as a single class with all holders of the Series Preferred Stock voting on an as-converted to Common Stock basis, without regard to the provisions of Section 242(b)(2) of the DGCL.

4. Except as described in this Article IV, the holders of the Corporation’s Common Stock shall have all of the powers, preferences and rights conferred upon owners of capital stock under the DGCL.

C. Rights, Preferences and Restrictions of Preferred Stock.

The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The powers, rights, preferences, privileges and restrictions granted to and imposed on the Series Preferred Stock are set forth in this Article IV. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in certificates of designation or this Fifth Amended and Restated Certificate of Incorporation (“Protective Provisions”), the remaining undesignated shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, the shares of each such series to have such designations, preferences, relative rights, and powers, including voting powers, if any (or qualifications, limitations or restrictions thereof) as are stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (“Board of Directors”). Authority is expressly granted to the Board of Directors, subject to the provisions hereof and to any limitations provided under the DGCL, to authorize the issuance of one or more series within a class of Preferred Stock, and with respect to each such series to determine and fix by resolution or resolutions the designations, preferences, relative rights, and powers, including voting powers, full or limited, or no voting power, of such shares, or the qualifications, limitations or restrictions of such shares. This paragraph is intended to afford to the Board of Directors the maximum authority to create a new series of Preferred Stock permitted under the DGCL. For the avoidance of doubt, Series E Preferred Stock will continue to receive at least the same rights, preferences and privileges as those granted to the Company’s Series D Preferred Stock.

D. Series Preferred Stock.

The powers, rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are as follows:

1. Dividends.

(a) From and after the date of issuance of any shares of Series E Preferred Stock, each such share shall be entitled to cumulative cash dividends at the rate of $0.0576 per share per annum (as adjusted for any stock splits, combination or other similar recapitalization with respect to the Series E Preferred Stock) (the “Accruing Dividends”) prior and in preference to any dividends on the Series A, B, C or D Preferred Stock or the Common Stock. Accruing Dividends shall accrue from day to day, whether or not declared, but shall be payable only upon (i) a Company Sale (as defined below) or (ii) the affirmative vote of a majority of the members of the Board of Directors, but in any event before any cash dividend is paid on or declared and set apart for payment on any other class or series of capital stock.

(b) In the event the Corporation shall declare a distribution (other than any distribution described in Article IV.D.2) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness), then, in each such case the holders of the Series Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

2. Liquidation Preference.

(a) Preferential Payments to Holders of Series E Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or a Company Sale (defined below) (a “Liquidating Event”), the holders of shares of Series E Preferred Stock then outstanding or deemed outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred, Series D Preferred Stock or Common Stock by reason of their ownership thereof, and on a pro rata basis, an amount per share equal to (i) one times (1x) the Series E Original Issue Price (as defined below), plus any unpaid Accruing Dividends and any other declared and unpaid dividends thereon in the case of a Company Sale (as defined below) or (ii) one times (1x) the Series E Original Issue Price plus any declared and unpaid dividends thereon in the case of any other Liquidating Event (the “Series E Liquidation Preference”). If upon any such Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full amount to which they shall be entitled under this Article IV.D.2(a), the holders of shares of Series E Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Preferential Payments to Holders of other Series Preferred Stock. Subject to, and upon completion of, the payment in full of the preferential payments to the holders of Series E Preferred Stock set forth in Article IV.D.2(a) above, in the event of any Liquidating Event, the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then outstanding or deemed outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, and on a pari passu basis, an amount per share equal to one times (1x) the Applicable Original Issue Price (as defined below), plus any declared and unpaid dividends thereon. If upon any such Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock the full amount to which they shall be entitled under this Article IV.D.2(b), the holders of shares of such Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Distribution of Remaining Assets. In the event of any Liquidating Event, after the payment in full of all preferential amounts required to be paid to the holders of shares of Series Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Series Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such Liquidating Event.

(d) Installment or Contingent Payments. In applying distributions upon a Liquidating Event pursuant to Article IV.D.2(a) and Article IV.D.2(b) that involve installment or contingent payments, the holders of the Series Preferred Stock will be entitled to an amount, re-calculated at the time of each installment or contingent payment and applied on a cumulative basis, so that liquidating distributions provided for in this Article IV, taken in the aggregate, are allocated to the holders of the Series Preferred Stock as though there had been a single liquidating distribution on the Liquidating Event.

(e) Certain Other Transactions. For purposes hereof, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include the following, each a “Company Sale”: (i) the effectuation by the Corporation or any third-party acquirer(s) of a transaction or a series of transactions in which fifty percent (50%) or more of the total voting power of all classes of capital stock of the Corporation is disposed of to a single person or group of affiliated persons; (ii) the consolidation or merger of the Corporation with or into any other corporation or corporations; or (iii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of fifty percent (50%) or more of the properties or assets of the Corporation and its subsidiaries taken as a whole (including, but not limited to contractual rights of the Corporation and its subsidiaries to income from research and development projects) except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary.

(f) Valuation. In any Liquidating Event, if the consideration received is other than cash, its value will be deemed its fair market value, as determined by the Board of Directors of the Corporation and approved by the Requisite Holders (as defined herein).

(g) Certain Definitions. The “Series A Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, reclassification or other similar recapitalization with respect to the Series A Preferred Stock. The “Series B Original Issue Price” shall mean $1.20 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, reclassification or other similar recapitalization with respect to the Series B Preferred Stock. The “Series C Original Issue Price” shall mean $1.35 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, reclassification or other similar recapitalization with respect to the Series C Preferred Stock. The “Series D Original Issue Price” shall mean $0.72 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, reclassification or other similar recapitalization with respect to the Series D Preferred Stock. The “Series E Original Issue Price” shall mean $0.72 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, reclassification or other similar recapitalization with respect to the Series E Preferred Stock. The “Applicable Original Issue Price” shall mean the Series A Original Issue

Price, in the case of the Series A Preferred Stock, the Series B Original Issue Price, in the case of the Series B Preferred Stock, the Series C Original Issue Price, in the case of the Series C Preferred Stock, the Series D Original Issue Price, in the case of the Series D Preferred Stock and the Series E Original Issue Price in the case of the Series E Preferred Stock.

3. Voting Rights.

(a) Generally. Except as otherwise required by applicable law or as set forth herein, the shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall be voted together with the shares of Common Stock (as a single class), at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as Common Stock, all upon the following basis: each holder of one or more shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and to such number of votes for the shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock held by him immediately after the close of business on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of whole shares of Common Stock into which all of its shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, as applicable, are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(b) Board of Directors.

(i) The Board of Directors shall consist of seven (7) members. For so long as 35,651,397 or more shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock remain outstanding, and notwithstanding Article IV(D)(3)(a) above, (A) the holders of the Series E Preferred Stock, voting together as a separate class, shall be entitled to elect one (1) director (the “Series E Preferred Director”) (who shall be designated by RMI Investments S.á.r.l.); (B) the holders of the Series D Preferred Stock, voting together as separate class, shall be entitled to elect one (1) director (the “Series D Preferred Director”) (who shall be designated by BioDiscovery 3 FCPR); (C) the holders of the Series C Preferred Stock, voting together as a separate class, shall be entitled to elect one (1) director (the “Series C Preferred Director”) (who shall be designated by Quaker Bioventures, L.P.); (D) the holders of the Series B Preferred Stock, voting together as a separate class, shall be entitled to elect one (1) director (the “Series B Preferred Director”) (who shall be designated by Domain Partners VI, L.P.); (E) the holders of the Series A Preferred Stock, voting together as a separate class, shall be entitled to elect one (1) director (the “Series A Preferred Director”) (who shall be designated by Aurora Ventures IV, LLC); and (F) the holders of the Common Stock and the Series Preferred Stock, voting together as a single class with all holders of the Series Preferred Stock voting on an as-converted to Common Stock basis, shall be entitled to elect two (2) directors (the “Stockholder Directors”), one (1) of whom shall be an industry expert (nominated by the unanimous consent of the Series E Preferred Director, the Series D Preferred Director, the Series C Preferred Director, Series B Preferred Director and Series A Preferred Director) and one (1) of whom shall be the Chief Executive Officer of the Corporation.

(ii) In the event that less than 35,651,397 shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock in the aggregate remain outstanding, all of the members of the Board of Directors shall be elected by the holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock (voting together as a single class), with all holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock voting on an as-converted to Common Stock basis.

(iii) A director designated as provided in Article IV.D.3(b)(i) above may be removed during his or her term of office, with or without cause, only as follows: (A) by the affirmative vote or written consent of the holders of a majority of the then issued and outstanding shares of Series E Preferred Stock, if the representative is the Series E Preferred Director; (B) by the affirmative vote or written consent of the holders of a majority of the then issued and outstanding shares of Series D Preferred Stock, if the representative is the Series D Preferred Director; (C) by the affirmative vote or written consent of the holders of a majority of the then issued and outstanding shares of Series C Preferred Stock, if the representative is the Series C Preferred Director; (D) by the affirmative vote or written consent of the holders of a majority of the then issued and outstanding shares of Series B Preferred Stock, if the representative is the Series B Preferred Director; (E) by the affirmative vote or written consent of the holders of a majority of the then issued and outstanding shares of Series A Preferred Stock, if the representative is the Series A Preferred Director; or (F) by the holders of a majority of the shares of Common Stock and Series Preferred Stock, voting together as a single class with all the holders of the Series Preferred Stock voting on an as-converted to Common Stock basis, if the representative is one of the Stockholder Directors.

(iv) In the event that any representative designated as provided in Article IV.D.3(b)(i) above for any reason ceases to serve as a member of the Board during his or her term of office, the respective person or persons who are entitled to designate such representative or representatives shall designate a replacement representative to fill the resulting vacancy.

(v) The initial Stockholder Directors shall be David J. Mazzo, and Dennis Podlesak; the initial Series A Preferred Director will be B. Jefferson Clark; the initial Series B Director will be Jesse Treu; the initial Series C Director will be Sherrill Neff; the initial Series D Director will be Raphael Wisniewski; and the initial Series E Director will be Anton Gopka.

(c) Series E Preferred Stock Protective Provisions. In addition to any other rights provided by law, and notwithstanding any provision in this Fifth Amended and Restated Certificate of Incorporation to the contrary, so long as shares of Series E Preferred Stock that have been issued from time to time (as adjusted for any stock dividends, combinations or splits with respect to shares of Series E Preferred Stock) are outstanding, the Corporation shall not, whether by merger, consolidation or otherwise, without first obtaining the affirmative vote or written consent of holders of at least a majority of the then issued and outstanding shares of Series E Preferred Stock voting as a separate class on an as-converted to Common Stock basis:

(i) Authorize or issue any shares of any class of equity that is senior to the Series E Preferred Stock with respect to dividends, assets, voting or other rights;

(ii) Authorize or issue any security convertible into any class of equity that is senior to the Series E Preferred Stock;

(iii) Reclassify any existing security into a class of equity that is senior to, or on a parity with, the Series E Preferred Stock;

(iv) Redeem or repurchase any outstanding security in preference to the Series E Preferred Stock, except as may be approved by the unanimous vote of the Board of Directors;

(v) A Liquidating Event, if the Liquidating Event results in proceeds per share of Series E Preferred Stock of less than the Series E Original Issue Price plus any accrued and unpaid dividends; and

(vi) Take any action that would adversely alter or change the voting powers, payment of dividends, rights, preferences, privileges or other special rights or restrictions of or on the Series E Preferred Stock.

(d) Series Preferred Stock Protective Provisions.

(i) In addition to any other rights provided by law, and notwithstanding any provision in this Certificate of Incorporation to the contrary, so long as shares of Series Preferred Stock that have been issued from time to time (as adjusted for any stock dividends, combinations or splits with respect to shares of Series Preferred Stock) remain outstanding, the Corporation, shall not, whether by merger, consolidation or otherwise, (i) amend, alter or change the rights, preferences, or privileges of the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock in a manner different from any other series of the Series Preferred Stock or (ii) increase the authorized number of shares of any series of the Series Preferred Stock without, in either case, first obtaining the affirmative vote or written consent of holders of at least a majority of the then issued and outstanding shares of the applicable series of Series Preferred Stock voting as a separate class on an as-converted to Common Stock basis.

(ii) In addition to any other rights provided by law, and notwithstanding any provision in this Certificate of Incorporation to the contrary, so long as shares of Series Preferred Stock that have been issued from time to time (as adjusted for any stock dividends, combinations or splits with respect to shares of Series Preferred Stock) remain outstanding, the Corporation, shall not, whether by merger, consolidation or otherwise, without first obtaining the affirmative vote or written consent of holders of at least a majority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock voting together as a single class on an as-converted to Common Stock basis:

(1) Take any action that may alter the rights or preferences of any series of the Preferred Stock;

(2) Increase or decrease the number of authorized shares of any series of Preferred Stock or Common Stock;

(3) Amend or repeal any provision of the Corporation’s Certificate of Incorporation if doing so would adversely change the rights of any series of Preferred Stock; provided however, that Section 4(b) of Article IV shall not be amended without the prior written consent of the holders of at least 60% of the then outstanding shares of Preferred Stock, voting together on an as converted to Common Stock basis;

(4) Take any action which results in a Liquidating Event;

(5) Make any change in the strategic intent of the Corporation’s budgets, development and business plans;

(6) Make any change in the principal business of the Corporation or the entering into any new line of business;

(7) Amend or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws;

(8) Execute any document which results in any assignment, license, sublicense (or its termination) of any of the Corporation’s assets (including without limitation any of its intellectual property);

(9) Enter into a strategic partnership;

(10) Take any action which results in the payment of any dividend or distribution on any shares of the Corporation’s capital stock;

(11) Increase or decrease the authorized size of the Board of Directors;

(12) Effect any acquisition of the capital stock of another entity which results in the consolidation of that equity into the results of operations of the Corporation or any material acquisition of assets of another entity;

(13) Execute any document which results in the issuance, creation or execution of a debt instrument or instruments or the incurrence of debt for borrowed money in excess of US$500,000;

(14) Take any action which results in the taxation of the holders of the Preferred Stock under Section 305 of the Internal Revenue Code;

(15) Take any other action materially adversely affecting the rights, preferences and privileges of the Preferred Stock.

4. Conversion. The holders of the Series Preferred Stock shall have conversion rights as follows (collectively, the “Conversion Rights”):

(a) Voluntary Conversion. Each share of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall be convertible, at the option of the holder thereof, into Common Stock at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock.

(i) Each share of Series E Preferred Stock shall be converted into the number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series E Conversion Price (as defined below) per share in effect for the Series E Preferred Stock at the time of conversion into the Series E Conversion Value (as defined below) per share for the Series E Preferred Stock.

(ii) Each share of Series D Preferred Stock shall be converted into the number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series D Conversion Price (as defined below) per share in effect for the Series D Preferred Stock at the time of conversion into the Series D Conversion Value (as defined below) per share for the Series D Preferred Stock.

(iii) Each share of Series C Preferred Stock shall be converted into the number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series C Conversion Price (as defined below) per share in effect for the Series C Preferred Stock at the time of conversion into the Series C Conversion Value (as defined below) per share for the Series C Preferred Stock.

(iv) Each share of Series B Preferred Stock shall be converted into the number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Conversion Price (as defined below) per share in effect for the Series B Preferred Stock at the time of conversion into the Series B Conversion Value (as defined below) per share for the Series B Preferred Stock.

(v) Each share of Series A Preferred Stock shall be converted into the number of fully paid and non-assessable shares of Common Stock as determined by dividing the Series A Conversion Price (as defined below) per share in effect for the Series A Preferred Stock at the time of conversion into the Series A Conversion Value (as defined below) per share for the Series A Preferred Stock.

(vi) The number of shares of Common Stock into which each share of the Series E Preferred Stock is convertible is hereinafter collectively referred to as the “Series E Conversion Rate.” The initial conversion price per share of Series E Preferred Stock shall be $0.72 (the “Series E Conversion Price”). The number of shares of Common Stock into which each share of the Series D Preferred Stock is convertible is hereinafter collectively referred to as the “Series D Conversion Rate.” The initial conversion price per share of Series D

Preferred Stock shall be $0.72 (the “Series D Conversion Price”). The number of shares of Common Stock into which each share of the Series C Preferred Stock is convertible is hereinafter collectively referred to as the “Series C Conversion Rate.” The initial conversion price per share of Series C Preferred Stock as of the date hereof is $1.35 (the “Series C Conversion Price”). The number of shares of Common Stock into which each share of the Series B Preferred Stock is convertible is hereinafter collectively referred to as the “Series B Conversion Rate.” The initial conversion price per share of Series B Preferred Stock as of the date hereof is $1.20 (the “Series B Conversion Price”). The number of shares of Common Stock into which each share of the Series A Preferred Stock is convertible is hereinafter collectively referred to as the “Series A Conversion Rate.” The initial conversion price per share of Series A Preferred Stock as of the date hereof is $1.00 (the “Series A Conversion Price”, together with the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price and Series B Conversion Price, each a “Conversion Price”). The initial Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price and Series A Conversion Price shall be subject to adjustment as set forth in Article IV.D.4(d). The conversion value per share of Series E Preferred Stock shall be $0.72 (as adjusted for any stock dividends, combinations or splits with respect to shares of Series E Preferred Stock) (the “Series E Conversion Value”). The conversion value per share of Series D Preferred Stock shall be $0.72 (as adjusted for any stock dividends, combinations or splits with respect to shares of Series D Preferred Stock) (the “Series D Conversion Value”). The conversion value per share of Series C Preferred Stock shall be $1.35 (as adjusted for any stock dividends, combinations or splits with respect to shares of Series C Preferred Stock) (the “Series C Conversion Value”). The conversion value per share of Series B Preferred Stock shall be $1.20 (as adjusted for any stock dividends, combinations or splits with respect to shares of Series B Preferred Stock) (the “Series B Conversion Value”). The conversion value per share of Series A Preferred Stock shall be $1.00 (as adjusted for any stock dividends, combinations or splits with respect to shares of Series A Preferred Stock) (the “Series A Conversion Value”).

(b) Automatic Conversion. Each share of Series Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate, immediately upon (i) the closing of the sale of shares of the Corporation’s capital stock in a firm commitment underwritten public offering of shares of the Corporation’s capital stock registered under the Securities Act of 1933, as amended (the “Securities Act”), at a public offering price of at least three (3) times the Series E Original Issue Price ($2.16 per share) (as adjusted for any stock dividends, combinations or splits with respect to such shares) and with aggregate gross proceeds to the Corporation (before deduction for underwriters’ discounts and expenses relating to such issuance or offering) greater than Thirty Million Dollars ($30,000,000) (a “Qualified IPO”), or (ii) the affirmative vote of the holders of at least 60% of the then issued and outstanding shares of Preferred Stock voting as a single class on an as-converted to Common Stock basis.

(c) Mechanics of Conversion. Before any holder of shares of Series Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued.

The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred Stock a certificate or certificates for the number of shares of Common Stock to which it shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series Preferred Stock shall not be deemed to have converted such Series Preferred Stock until immediately prior to the closing of such sale of securities. Notwithstanding that any certificate for Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock to be converted in a mandatory conversion shall not have been surrendered as of the date fixed for conversion, each holder of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock shall thereafter be treated for all purposes as the record holder of the number of shares of Common Stock issuable to such holder upon conversion.

(d) Conversion Price Adjustments of Series Preferred Stock. The Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price and the Series A Conversion Price shall be subject to adjustment from time to time as set forth below.

(i) Special Definitions. For purposes of this Article IV.D.4, the following definitions apply:

(1) “Additional Shares of Common Stock” shall mean all shares of Common Stock, Preferred Stock (including, without limitation, the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and the Series A Preferred Stock), debt convertible into Common Stock or other securities of the Corporation issued (or, pursuant to Article IV.D.4(d)(iv) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

(A) shares of Common Stock issued or issuable upon conversion of shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock;

(B) shares of Series E Preferred Stock issued under the Series E Preferred Stock Purchase Agreement;

(C) shares of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Corporation, and which are authorized and issued from time to time pursuant to stock option or stock purchase plans or agreements or other stock incentive plans or arrangements on terms approved by the Board of

Directors, including the Series E Director, Series D Director and the Series C Director, or upon exercise of warrants granted to lenders and consultants to the Corporation on terms approved by the Board of Directors, including the Series E Director, Series D Director and the Series C Director, including, without limitation, warrants to purchase 341,500 shares of Common Stock presently outstanding, subject to adjustment for all subdivisions and combinations thereof;

(D) shares of Common Stock issued or issuable as a dividend or distribution to all holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock or as a dividend or distribution to all holders of Common Stock, Series E Preferred Stock, Series D Preferred Stock Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock authorized herein;

(E) shares of Common Stock issued or issuable in connection with a strategic alliance or commercial finance transaction with a party in the business of lending; provided, however, that such transaction has been approved by the Series E Director, Series D Director and the Series C Director;

(F) shares of Common Stock issued or issuable for which adjustment of the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price, as applicable, is made pursuant to Article IV.D.4 below; or

(G) to the extent the Required Holders waive the applicable right to adjustment of the respective Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price pursuant to this Article IV.D.4.

(2) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(3) “Original Issue Date” is December 18, 2012.

(4) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(5) “Required Holders” shall mean holders of at least a majority of the then issued and outstanding shares of the applicable Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock voting as a separate class on an as-converted to Common Stock basis.

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Article IV.D.4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price, respectively, in effect on the date of, and immediately prior to, such issue.

(iii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation, after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article IV.D.4(d)(iv) below) without consideration or for a consideration per share less than the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price in effect on the date of and immediately prior to such issuance (a “Series E Dilutive Issuance”, “Series D Dilutive Issuance,” “Series C Dilutive Issuance,” “Series B Dilutive Issuance” and “Series A Dilutive Issuance,” respectively) (including, without limitation, any Preferred Stock financing conducted by the Corporation), then and in such event:

(1) the Series E Conversion Price in the event of a Series E Dilutive Issuance shall be reduced, concurrently with such Series E Dilutive Issuance, to a price (calculated to the nearest whole cent) determined by multiplying such Series E Conversion Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock actually issued and outstanding immediately prior to such issue, plus the number of shares of Common Stock then currently issuable upon conversion of actually issued and outstanding Preferred Stock (specifically excluding any shares of Common Stock issuable upon exercise or conversion of any Convertible Security, other than actually issued and outstanding Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series E Conversion Price in effect immediately prior to such issuance, and (ii) the denominator of which shall be the number of shares of Common Stock actually issued and outstanding immediately prior to such issuance, plus the number of shares of Common Stock then currently issuable upon conversion of actually issued and outstanding Preferred Stock (specifically excluding any shares of Common Stock issuable upon exercise or conversion of any Convertible Security, other than actually issued and outstanding Preferred Stock) plus the number of such Additional Shares of Common Stock so issued;

(2) the Series D Conversion Price in the event of a Series D Dilutive Issuance shall be reduced, concurrently with such Series D Dilutive Issuance, to a price (calculated to the nearest whole cent) determined by multiplying such Series D Conversion Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock actually issued and outstanding immediately prior to such issue, plus the number of shares of Common Stock then currently issuable upon conversion of actually issued and outstanding Preferred Stock (specifically excluding any shares of Common Stock issuable upon exercise or conversion of any Convertible Security, other than actually issued and outstanding Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series D Conversion Price in effect immediately prior to such issuance, and (ii) the denominator of which shall be the number of shares of Common Stock actually issued and outstanding immediately prior to such issuance, plus the number of shares of

Common Stock then currently issuable upon conversion of actually issued and outstanding Preferred Stock (specifically excluding any shares of Common Stock issuable upon exercise or conversion of any Convertible Security, other than actually issued and outstanding Preferred Stock) plus the number of such Additional Shares of Common Stock so issued;

(3) the Series C Conversion Price in the event of a Series C Dilutive Issuance shall be reduced, concurrently with such Series C Dilutive Issuance, to a price (calculated to the nearest whole cent) determined by multiplying such Series C Conversion Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock actually issued and outstanding immediately prior to such issue, plus the number of shares of Common Stock then currently issuable upon conversion of actually issued and outstanding Preferred Stock (specifically excluding any shares of Common Stock issuable upon exercise or conversion of any Convertible Security, other than actually issued and outstanding Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series C Conversion Price in effect immediately prior to such issuance, and (ii) the denominator of which shall be the number of shares of Common Stock actually issued and outstanding immediately prior to such issuance, plus the number of shares of Common Stock then currently issuable upon conversion of actually issued and outstanding Preferred Stock (specifically excluding any shares of Common Stock issuable upon exercise or conversion of any Convertible Security, other than actually issued and outstanding Preferred Stock) plus the number of such Additional Shares of Common Stock so issued;

(4) the Series B Conversion Price in the event of a Series B Dilutive Issuance shall be reduced, concurrently with such Series B Dilutive Issuance, to a price (calculated to the nearest whole cent) determined by multiplying such Series B Conversion Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock actually issued and outstanding immediately prior to such issue, plus the number of shares of Common Stock then currently issuable upon conversion of actually issued and outstanding Preferred Stock (specifically excluding any shares of Common Stock issuable upon exercise or conversion of any Convertible Security, other than actually issued and outstanding Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price in effect immediately prior to such issuance, and (ii) the denominator of which shall be the number of shares of Common Stock actually issued and outstanding immediately prior to such issuance, plus the number of shares of Common Stock then currently issuable upon conversion of actually issued and outstanding Preferred Stock (specifically excluding any shares of Common Stock issuable upon exercise or conversion of any Convertible Security, other than actually issued and outstanding Preferred Stock) plus the number of such Additional Shares of Common Stock so issued; and

(5) the Series A Conversion Price in the event of a Series A Dilutive Issuance shall be reduced, concurrently with such Series A Dilutive Issuance, to a price (calculated to the nearest whole cent) determined by multiplying such Series A Conversion Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock actually issued and outstanding immediately prior to such issue, plus the number of shares of Common Stock then currently issuable upon conversion of actually issued and outstanding Preferred Stock (specifically excluding any shares of Common Stock issuable upon exercise or conversion of any Convertible Security, other than actually issued and outstanding Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price in effect immediately prior to such issuance, and (ii) the denominator of which shall be the number of shares of Common Stock actually issued and outstanding immediately prior to such issuance, plus the number of shares of Common Stock then currently issuable upon conversion of actually issued and outstanding Preferred Stock (specifically excluding any shares of Common Stock issuable upon exercise or conversion of any Convertible Security, other than actually issued and outstanding Preferred Stock) plus the number of such Additional Shares of Common Stock so issued.

(iv) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, respectively, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price shall affect Common Stock previously issued upon conversion of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, respectively);

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, respectively, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Article 1V.D.4(d)(v) below) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price to an amount which exceeds the lower of (a) the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price, as applicable, on the original adjustment date, or (b) the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price, as applicable, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(5) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

(6) if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or the Series A Conversion Price, as applicable, which became effective on such record date shall be canceled as of the close of business on such record date and shall instead be made on the actual date of issuance, if any.

(v) Determination of Consideration. For purposes of this Article IV.D.4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as reasonably determined in good faith by the Board of Directors, including either the Series E Director, Series D Director or the Series C Director; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors, including either the Series E Director, Series D Director or the Series C Director;

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Article IV.D.4(d)(iv) hereof, relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price and the Series A Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Article IV.D.4(e) above or a merger or other reorganization treated as a liquidation, dissolution or winding up of the Corporation under Article IV.D.2(e) above), the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price and Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, shall be convertible into, in lieu of the number of shares of Common Stock, or other securities or property, which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, immediately before that change.

(g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article IV.D.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred Stock against impairment.

(h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price, as applicable, pursuant to this Article IV.D.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series Preferred Stock a certificate executed by the Corporation’s President and Chief Executive Officer or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or Series A Conversion Price, as applicable, at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable.

(i) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock (other than by purchase of shares of Common Stock of employees, officers or directors of, or consultants to, the Corporation pursuant to the termination of such person’s status as such or pursuant to the Corporation’s exercise of rights of first refusal with respect to its shares), whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any re-classification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge, consolidate or effect a share exchange or other combination with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock:

(1) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(j) Issue Taxes. The Corporation shall pay any and all issue and other taxes (excluding income, capital gains, or similar taxes properly paid by the holder) that may be payable in respect of any issue or delivery of shares of Common Stock on mandatory conversion of Series Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(k) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(m) Notices. Any notice required by the provisions of this Article IV.D.4 to be given to the holders of shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile, electronic mail, or other form of electronic transmission, or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder’s address or facsimile number appearing on the records of the Corporation.

5. Preemptive Rights.

(a) Each holder of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall have a right of first refusal (each, a “Preemptive Right”) to purchase its Pro Rata Percentage (as defined below) of any issuance or sale of shares of Common Stock or Preferred Stock or rights, options or warrants to purchase shares of Common Stock or Preferred Stock or any other debt or equity securities that are or that may become convertible into or exercisable for shares of Common Stock or Preferred Stock (collectively, the “New Securities”) on the same terms and conditions and at the same price as offered by the Corporation to any third party or parties, in order to maintain such holder’s pre-existing percentage interest in the capital stock of the Corporation. The Preemptive Right shall extend for a period of thirty (30) days after the date that notification is sent to each holder of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock that the Corporation is offering to a third party or parties the right to purchase certain shares of its capital stock in accordance with the provisions of Article IV.D.5(b) below; provided, however, that the following shall not be considered New Securities hereunder:

(i) Securities issued upon conversion of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock;

(ii) Securities issued in connection with any stock split, stock dividend or recapitalization of the Corporation;

(iii) Securities issued to officers, directors or employees of, or consultants to, the Corporation, and which are authorized and issued from time to time pursuant to stock option or stock purchase plans or agreements or other stock incentive plans or arrangements on terms approved by the Board of Directors including the Series E Director, Series D Director and the Series C Director and upon exercise of warrants granted to lenders and consultants to the Corporation on terms approved by the Board of Directors, including, without limitation, warrants to purchase 341,500 shares of Common Stock presently outstanding, subject to adjustment for all subdivisions and combinations thereof;

(iv) Securities issued in a Qualified IPO;

(v) Securities issued in exchange for assets or securities of another corporation in any acquisition of assets, merger, or other reorganization involving the Corporation;

(vi) shares of Series E Preferred Stock issued under the Series E Preferred Stock Purchase Agreement; or

(vii) Securities issued in connection with a strategic alliance or commercial finance transaction with a party in the business of lending; provided, however, that such transaction has been approved by the Series E Director, Series D Director and the Series C Director.

(b) In the event that the Corporation proposes to offer or sell New Securities, the Corporation shall give to the holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock written notice of its intention. The written notice shall contain a description of the New Securities, the price at which the Corporation intends to offer or sell the New Securities, the terms and conditions of the proposed offer or sale and an unconditional offer to sell to each holder of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock his Pro Rata Percentage of the New Securities on the terms and conditions set forth in such notice. Each holder of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred

Stock shall have fifteen (15) days from the date on which such notice is placed with a nationally recognized overnight courier service for next day delivery, delivery fees prepaid, to elect to purchase some or all of his Pro Rata Percentage of the New Securities by delivering to the Corporation written notice of the number of New Securities that he elects to purchase. In the event that less than all of the holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock elect to purchase their entire Pro Rata Percentage of New Securities, the Corporation shall deliver to the holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock who did elect to purchase their entire Pro Rata Percentage of New Securities (the “Participating Stockholders”) written notice of the number of New Securities subject to the Preemptive Right set forth in Article IV.D.5(a) above which were not purchased (the “Remaining Shares”). The Participating Stockholders shall have five (5) business days from the date on which such notice is placed with a nationally recognized overnight courier service for next day delivery, delivery fees prepaid, to elect to purchase some or all of the Remaining Shares, which shall be allocated among such electing Participating Stockholders on the basis of their respective Pro Rata Percentages. For purposes of this Article IV.D.5(b), a holder’s “Pro Rata Percentage” shall be equal to a fraction, the numerator of which shall be the number of shares of Common Stock into which the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, of such holder may be converted (or have been converted) on the date of the Corporation’s notice, and the denominator of which shall be the total number of shares of Common Stock issued and outstanding on the date of the Corporation’s notice, assuming the full conversion of all outstanding convertible securities, the full exercise of all outstanding rights, options and warrants to purchase shares of Common Stock and the full exercise of all outstanding rights, options and warrants to purchase securities convertible or exchangeable into shares of Common Stock and the conversion or exchange of all such securities.

(c) In the event that a holder of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock elects to purchase any of the New Securities within the election period(s) described in Article IV.D.5(b) above, the Corporation shall deliver to such holder written notice of the date of the closing of the sale of the New Securities at least five (5) business days prior thereto and such holder shall deliver the purchase price of the New Securities to the Corporation on or before the date of the closing of the sale of the New Securities. On the date of the closing of the sale of the New Securities, the Corporation shall deliver to each purchaser of New Securities a certificate representing such New Securities.

(d) The Preemptive Right(s) granted to the holders of the respective Series Preferred Stock pursuant to Article IV.D.5(a) above may be waived or modified with respect to any offer or sale of New Securities, either prospectively or retroactively, if the Required Holders consent in writing to such waiver or modification. Any such waiver or modification shall be binding on each holder of shares of Series Preferred Stock and their heirs, successors and assigns.

(e) The Preemptive Right(s) granted to holders of the Series Preferred Stock pursuant this Article IV.D.5 shall expire upon the conversion of Series Preferred Stock into Common Stock pursuant to Article IV.D.4(b).

6. No Reissuance of Series Preferred Stock. No share or shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, and all such shares of such series shall be canceled and retired and returned to shares of undesignated Preferred Stock which the Corporation shall be authorized to issue subject to the terms and conditions stated herein.

Article V. Compromise or Arrangement

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receiver’s appointed for the Corporation under Section 279 of Title 8 of the DGCL order a meeting of the creditors or class or creditors, and/or of the stockholders or class of stockholders of the Corporation as applicable, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors and/or the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

Article VI. Limitation of Liability

No director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not limit or eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or any successor provision, (iv) for any transaction from which such director derived an improper personal benefit, or (v) acts or omissions occurring prior to the date of the effectiveness of this provision.

Furthermore, notwithstanding the foregoing provision, in the event that the DGCL is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

This provision shall not affect any provision permitted under the DGCL in the Certificate of Incorporation, Bylaws, contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this provision shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.

To the fullest extent permitted by the law, the Corporation may indemnify its directors, officers, employees or agents who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the such director, officer, employee or agent is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or entity.

Article VII. Indemnification

A. Nature of Indemnity.

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section B of this Article VII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors. The right to indemnification conferred in this Article VII shall be a contract right and, subject to Sections B and E of this Article VII, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. Without limiting the generality or effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article VII. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

B. Procedure for Indemnification of Directors and Officers.

Any indemnification of a director or officer of the Corporation under Section A of this Article VII or advance of expenses under Section E of this Article VII shall be made promptly, and in any event within thirty (30) days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article VII is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article VII shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. Nonexclusivity of Article VII.

The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

D. Insurance.

The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article VII.

E. Expenses.

Expenses incurred by any person described in Section A of this Article VII in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

F. Employees and Agents.

Persons who are not covered by the foregoing provisions of this Article VII and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

G. Contract Rights.

The provisions of this Article VII shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article VII and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article VII or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

H. Merger or Consolidation.

For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Article VIII. Amendment of Bylaws

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors of the Corporation is expressly authorized and empowered to make, adopt, alter, amend and rescind the Bylaws of the Corporation.

Article IX. Reservation of Right To Amend Fifth Amended and Restated Certificate of Incorporation

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article IX.

Article X. Severability

In the event that any provision of this Certificate of Incorporation (including any provision within a single Article, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended Restated Certificate of Incorporation to be executed on its behalf by David J. Mazzo, its President and Chief Executive Officer, this 18th day of December, 2012, hereby declaring and certifying that this is the act and deed of the Corporation and that the facts stated herein are true.

REGADO BIOSCIENCES, INC.

By:	/s/ David J. Mazzo
David J. Mazzo, President
and Chief Executive Officer